Exhibit 99.1

PRESS RELEASE
AmerisourceBergen Corporation
1 West First Avenue Conshohocken, PA 19428

AMERISOURCEBERGEN ELECTS WERNER BAUMANN AND LAUREN TYLER TO ITS BOARD OF DIRECTORS

CONSHOHOCKEN, PA, August 15, 2023 — AmerisourceBergen Corporation (NYSE: ABC) today announced that its Board of Directors has elected Werner Baumann and Lauren M. Tyler as new independent directors, effective October 1, 2023. With the election of Mr. Baumann and Ms. Tyler, the Board of Directors will increase from ten to twelve members, ten of whom are independent.

“We look forward to welcoming Mr. Baumann and Ms. Tyler to AmerisourceBergen’s Board of Directors. Their experience at preeminent multinational companies and unique perspectives will complement our Board’s skill sets and help oversee the company’s long-term, sustainable growth,” said Mark Durcan, Lead Independent Director.

“Werner and Lauren’s expertise in their respective fields will be invaluable as we continue executing on our long-term strategic vision,” said Steven H. Collis, Chairman, President & Chief Executive Officer. “Their experience and guidance will be particularly impactful as we become Cencora and continue to advance our role at the center of healthcare.”

Mr. Baumann formerly served as Chairman, Chief Executive Officer and Chief Sustainability Officer at Bayer AG until his retirement in May 2023. Prior to becoming Chief Executive Officer in 2016, Mr. Baumann held various leadership roles over the course of his 35-year career with the company, including Chief Strategy and Portfolio Officer and Chief Financial Officer. Mr. Baumann earned his B.A. in Economics from the University of Cologne and an M.A. in Economics from RWTH Aachen University.

Ms. Tyler currently serves as Executive Vice President and Global Head of Human Resources for J.P. Morgan Asset and Wealth Management, a role she has held since 2015. Prior to this role, Ms. Tyler served in various leadership roles at JPMorgan Chase & Co., including as Global Chief Auditor and Global Head of Investor Relations. Ms. Tyler is a seasoned financial executive with 35 years of experience in private equity, investment banking and finance. Ms. Tyler was a director at Alleghany Corporation from January 2019 until its acquisition by Berkshire Hathaway in October 2022. Ms. Tyler earned her B.A. in American Studies from Yale University and an M.B.A. from Harvard Business School.

About AmerisourceBergen

AmerisourceBergen is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 46,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #11 on the Fortune 500 and #24 on the Global Fortune 500 with more than $200 billion in annual revenue. Learn more at investor.amerisourcebergen.com.

Contact:	Bennett S. Murphy
Senior Vice President, Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

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